                                                                      Exhibit 99



For Immediate Release                  Contact:  Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100   FAX: 573.761.6272


                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                 3rd QUARTER EARNINGS OF $0.60 PER DILUTED SHARE


JEFFERSON CITY, MO, October 31, 2003 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported third quarter earnings of $0.60 per diluted share, up 25% from diluted earnings per share of $0.48 a year ago.

Net income for the 3 months ending September 30, 2003 of $2,544,000 increased $517,000 when compared to the third quarter of 2002.

For the nine months ending September 30, 2003, Exchange National Bancshares earned $1.65 per diluted share, up 18% from diluted earnings per share of $1.40 a year earlier. Net income for the nine months ending September 30, 2003 of $6,942,000 increased $988,000 when compared to the first nine months of 2002.

In commenting on earnings, James E. Smith, Chairman and CEO said, "Financial results for the year continue to be strong. Increases over last year are attributed in large part to a higher volume of net earnings assets, continued strong activity in the residential mortgage department and collection of non-recurring trust fees. Despite a lower interest yield, the volume of net earning assets has increased approximately $11 million. Additionally, for the nine months ending September 30, 2003, gains on the sale of real estate loans increased approximately $1.4 million over last year. These gains were partially offset by a $357,000 net increase in impairment over prior year in the carrying value of mortgage loan servicing rights. The carrying value of the mortgage loan servicing rights was impaired as a result of accelerated residential mortgage loan prepayments and was calculated as part of our quarterly valuation process."

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.

FINANCIAL SUMMARY

(UNAUDITED)

Balance sheet information:                          September 30, 2003        December 31, 2002
          Loans, net of allowance
              for loan losses                             $565,823,153             $479,443,190
          Debt and equity securities                       191,768,631              186,724,362
          Total assets                                     861,390,886              794,417,912
          Deposits                                         658,907,149              591,190,652
          Stockholders' equity                              87,167,694               82,827,120

                                                       Three Months              Three Months
Statement of income information:                  Ended Sept. 30, 2003     Ended Sept. 30, 2002
          Total interest income                             $9,997,501              $10,125,523
          Total interest expense                             3,172,415                4,078,854
          Net interest income                                6,825,086                6,046,669
          Provision for loan losses                            310,500                  234,000
          Noninterest income                                 1,901,897                1,490,006
          Noninterest expense                                4,589,992                4,420,025
          Income taxes                                       1,282,165                  855,375
          Net income                                         2,544,326                2,027,275

                                                        Nine Months             Nine Months
Statement of income information:                  Ended Sept. 30, 2003     Ended Sept. 30, 2002
          Total interest income                            $28,981,676              $30,632,484
          Total interest expense                             9,707,926               12,641,413
          Net interest income                               19,273,750               17,991,071
          Provision for loan losses                            781,500                  702,000
          Noninterest income                                 5,339,075                4,149,142
          Noninterest expense                               13,674,526               13,041,045
          Income taxes                                       3,214,616                2,443,443
          Net income                                         6,942,183                5,953,725


Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.